Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT by and between Old National Bancorp, an Indiana corporation (“Company”) and              (“Executive”), is made and entered into effective as of              (“Agreement”).
Background
A.The Company wishes to continue the Executive’s employment as             of the Company on the terms and conditions provided herein, and the Executive wishes to serve in such capacity on the terms and conditions provided herein.
B.By the severance and change in control provisions contained herein, the Company wishes to encourage the Executive to devote his/her full time and attention to the faithful performance of his/her management responsibilities and to assist the Board of Directors in evaluating business options and pursuing the best interests of the Company and its shareholders without being influenced by the uncertainties of his/her own employment situation.
C.The Company employs the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company's Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information.
Agreement
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:
1.    Defined Terms. Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A unless otherwise indicated.
2.    Term. The initial term of this Agreement shall begin on             and shall continue through            , subject to earlier termination as provided in this Agreement (the “Initial Term”). At the conclusion of the Initial Term if this Agreement has not terminated earlier, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”), unless either the Company or the Executive shall have provided a non-renewal notice to the other at least sixty (60) days before the end of the Initial Term or a Renewal Term, as applicable, and subject to earlier termination as provided in this Agreement. Notwithstanding the preceding provisions of this Section, if a Change in Control occurs during the Term, such Term shall not end before the second anniversary of the Change in Control; provided, however, this sentence shall apply only to the first Change in Control while this

Agreement is in effect. If the Executive’s employment terminates during the Term, the obligations contained in the Restrictive Covenants shall survive the Term.
3.    Position and Duties. At all times during the Term, the Executive shall (i) serve as              and, in such capacities, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other duties as the Board may assign to him/her from time to time, (ii) diligently and conscientiously devote his/her full and exclusive business time, energy, and ability to his/her duties and the business of the Employing Company, (iii) serve as a member of any Employer board, as required by the Board, and (iv) comply with all directions by the Board (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Employing Company. Notwithstanding the preceding provisions, the Executive may serve as a non-employee director, a volunteer, or in other such capacities for other entities not in competition with the Company’s Business.
4.    Compensation, Benefits, and Expenses. During the Term and before the Termination of Employment, the Company shall compensate (or cause the Bank to compensate) the Executive for his/her services as follows:
(a) Base Salary. The Executive shall receive a base salary (effective on the first payroll date in             ) at the annual rate of                          (the “Base Salary”), as increased from time to time by the Board. The Base Salary payable to the Executive during the Initial Term shall be prorated in accordance with the total number of calendar days in such calendar year Executive served as             . During the Term, the Board may increase (but not decrease) the Executive's base salary. Base Salary payments shall be made in substantially equal installments pursuant to the Employing Company’s established payroll procedures.
(b) Incentive Compensation. The Executive shall be entitled to incentive compensation, including equity-based compensation, as determined by the Board from time to time, payable in accordance with the provisions of applicable incentive plans or programs.
(c) Employee Benefits. The Executive shall be eligible to participate in such benefit plans as are made available to, and on such terms and conditions applicable to, other similarly situated executives and subject to the terms of such benefit plans. The Employing Company may change or terminate any such benefit plan at any time, in its sole discretion, subject to applicable legal requirements.
(d) Paid Time Off Benefits. The Executive shall be entitled to annual paid time off in accordance with the Employing Company’s policies as in effect from time to time for similarly situated executive employees.
(e) Reimbursement of Expenses. The Employing Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of his/her duties. Such reimbursements shall be made in accordance with the Employing Company’s established reimbursement policies, as in effect from time to time; provided, however, reimbursements for expenses incurred during a calendar year shall be made not later than March 15 of the following year.
5.    Application of Agreement. Under no circumstances shall the Executive be entitled to payments pursuant to both Section 7 and Section 8 of this Agreement.
6.    Termination of Employment; Resignation of Officer and Director Positions. Subject to its payment obligations under this Section and Section 7 or 8, if applicable, the Company may terminate the Executive's employment at any time, with or without Cause. The Executive may voluntarily terminate his/her employment at any time by providing at least thirty (30) days prior notice to the Company. Regardless of whether his/her Termination of Employment is voluntary or involuntary, the Executive shall resign from all director positions with the Employer, effective as of his/her Termination Date. Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any benefits payable under Section 7 or 8:
(a) Any earned but unpaid Base Salary, at the Executive’s then effective annual rate, through his/her Termination Date, plus any paid time off due to the Executive under the Employing Company’s paid time off program through his/her Termination Date, which amounts shall be paid to the Executive not later than the payroll date for the payroll period next following his/her Termination Date.
(b) Provided that the Executive applies for reimbursement in accordance with the Employing Company’s established reimbursement procedures (within the period required by such procedures but under no circumstances later than thirty (30) days after his/her Termination Date), the Employing Company shall pay the Executive any reimbursements to which he/she is entitled under such procedures not later than the payroll date for the payroll period next following the date on which the Executive applies for reimbursement.
(c) Any benefits (other than severance) payable to the Executive under any of the Employing Company’s incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.
7.    Non-Change in Control Severance Benefit.
(a) Subject to the following provisions of this Section and Executive executing a Release (as set forth in Section 19) and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that sixtieth (60th) day following the Termination Date, the Employing Company shall provide the Executive with the payments and benefits set forth in this Section, if during the Term and before the occurrence of a Change in Control, either (i) the Employing Company terminates the Executive's employment (other than a termination for Unacceptable Performance, Disability, or death pursuant to Section 10), or (ii) the Executive voluntarily terminates his/her employment for Good Reason pursuant to Section 11. Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to benefits pursuant to this Section if he/she is entitled to benefits pursuant to Section 8. Any amount payable to the Executive pursuant to this Section is in addition to amounts already owed to the Executive by the Employing Company and is in consideration of the covenants set forth in this Agreement and/or the Release.
(b) The Employing Company shall pay to the Executive a single lump sum payment equal to the Executive’s Compensation multiplied by          within sixty (60) days following the Executive’s Termination Date provided that the Executive has executed and submitted a Release of claims (as described in Section 19) and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that sixtieth (60th) day; and provided further, that if the sixty (60) day period spans two (2) calendar years the Employing Company shall pay the Executive in the calendar year immediately following the calendar year of the Executive’s Termination Date.
(c) If COBRA continuation coverage is properly elected under the Employing Company's group medical plan by the Executive (and his/her spouse and dependents, if any, covered by the Employing Company's group medical plan on his/her Termination Date), the Employing Company shall pay the cost of such coverage for the Executive (and such spouse and dependents), for twenty-four (24) months following the Termination Date (or such shorter period during which such person is eligible for COBRA continuation coverage) and, to the extent Section 20(d) is applicable, such payments or provision of benefits shall be in compliance with Section 20(d) herein. For purposes of the preceding sentence, the term “COBRA continuation coverage” shall include coverage substantially similar to the COBRA continuation coverage provided after eighteen (18) months following the Executive's Termination Date, provided that the Executive (and his/her spouse and/or dependents, if applicable) would be eligible for COBRA continuation coverage if the eighteen (18)-month maximum coverage period had not expired. The Executive acknowledges and agrees that the value of this coverage will be includible in his/her gross income for tax purposes. If the Company determines that the foregoing provisions of this Section 7(c) would result in a violation of the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or other adverse tax or legal consequences to the Employer, then this Section 7(c) shall be unilaterally reformed by the Company in such manner as is necessary as to not violate the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or cause such adverse consequences.
(d) If permissible under the Employing Company's group term life insurance plan, whether through conversion or otherwise, the Employing Company shall continue to provide term life insurance coverage substantially the same as that provided for the Executive immediately before the Termination Date and shall pay for the cost thereof for twenty-four (24) months following the Termination Date.
(e) The Employing Company shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following the Termination Date and provided by a firm of the Executives’ choice, up to a total of                         . Reimbursements for outplacement

expenses incurred during a calendar year shall be paid not later than March 15 of the following year.
(f) To the extent that coverage or benefits under Subsection (c), (d), or (e) result in taxable income to the Executive, the Executive acknowledges and agrees that the Executive is fully responsible for the tax effect of the provision of such coverage or benefits.
(g) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the provisions of Section 9 shall apply as if set out in this Section 7.
(h) Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted and shall be paid in a lump sum on the first day following the date that is six months following the Executive's Termination of Employment or, if earlier, the Executive's death. Furthermore, the obligations of the Employing Company to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).
8.    Change in Control Severance Benefit.
(a) Subject to the following provisions of this Section and Executive executing a Release (as set forth in Section 19) and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that sixtieth (60th) day following the Termination Date, the Employing Company shall provide the Executive with the payments and benefits set forth in this Section, if during the Term and concurrent with or within two (2) years after a Change in Control, either (i) the Employing Company terminates the Executive's employment (other than a termination for Cause, Disability, or death pursuant to Section 10), or (ii) the Executive voluntarily terminates his/her employment pursuant to Section 11 for Good Reason.
(b) The Employing Company shall pay to the Executive a single lump sum payment in an amount equal to the product of (i)         times (ii) the sum of (A) the Executive’s annual Base Salary, at the greater of the rate in effect on the Change in Control Date or the Termination Date, plus (B) the Executive’s target bonus for the year containing the Change in Control Date or, if greater, for the year preceding the Change in Control Date, within sixty (60) days following the Executive’s Termination Date provided that the Executive has executed and submitted a Release of claims (as described in Section 19) and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that sixtieth (60th) day; and provided further, that if the sixty (60) day period spans two (2) calendar years the Employing Company shall pay the Executive in the calendar year immediately following the calendar year of the Executive’s Termination Date .
(c) The Employing Company shall continue to provide group medical coverage for the Executive (and his/her spouse and dependents, if any, covered by the Employing Company's group medical plan on his/her Termination Date), for the twenty-four (24) month period following the Termination Date. Such coverage shall be under the Employing Company's group medical plans and at the Employing Company's expense, shall be the same as that offered to active employees under the Employing Company's group medical plan and, to the extent Section 20(d) is applicable, shall be in compliance with Section 20(d) herein. If the coverage described in the preceding provisions is not available under the Employing Company's group medical plan, the Employing Company shall provide for substantially similar coverage at their expense. The Executive acknowledges and agrees that, in either case, the value of this coverage will be includible in his/her gross income for tax purposes. Coverage provided pursuant to this Subsection shall be concurrent with any required continuation coverage period under COBRA. If the Company determines that the foregoing provisions of this Section 8(c) would result in a violation of the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or other adverse tax or legal consequences to the Employer, then this Section 8(c) shall be unilaterally reformed by the Company in such manner as is necessary as to not violate the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or cause such adverse consequences.
(d) For the twenty-four (24) month period following the Termination Date, the Employing Company shall continue to provide term life insurance coverage substantially the same as that provided for the Executive immediately before his/her Termination Date.
(e) The Employing Company shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following the Termination Date and provided by a firm of the Executives’ choice, up to a total of                         . Reimbursements for outplacement expenses incurred during a calendar year shall be paid not later than March 15 of the following year.
(f) To the extent that coverage or benefits under Subsection (c), (d), or (e) results in taxable income to the Executive, the Executive acknowledges and agrees that the Executive is fully responsible for the tax effect of the provision of such coverage or benefits.
(g) All outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the Executive's Termination of Employment.

(h) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the provisions of Section 9 shall apply as if set out in this Section 8.
(i) Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted and shall be paid in a lump sum on the first day following the date that is six months following the Executive's Termination of Employment or, if earlier, the Executive's death. Furthermore, the obligations of the Employing Company to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).
9.    Provisions Relating to Parachute Payments.
(a) If payments and benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments to the Executive with a value equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the amount payable to the Executive, shall be reduced so that the value of all Parachute Payments to the Executive, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit minus One Dollar ($1.00), accomplished by first reducing any amounts payable pursuant to Subsection 7(b) or 8(b), as applicable, and then reducing other amounts of compensation to the extent necessary; provided that, no such reduction shall be taken if, after reduction for any applicable federal excise tax imposed on the Executive by Code Section 4999, as well as any federal, state and local income tax imposed on the Executive with respect to the total Parachute Payments, the total Parachute Payments accruing to the Executive would be more than the amount of the total Parachute Payments after (a) taking the reduction described in the first clause of this sentence, and (b) further reducing such payments by any federal, state and local income taxes imposed on the Executive with respect to the total Parachute Payments. The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement (or any portion thereof) from constituting an Excess Parachute Payment.
(b) The amount of Parachute Payments and the Parachute Payment Limit shall be determined as provided in this Subsection (b). The Company shall direct its independent auditor (“Auditor”) or such other accounting firm experienced in such calculations and acceptable to the Executive to determine whether any Parachute Payments exceed the Parachute Payment Limit and the amount of any adjustment required by Subsection (a). The Company shall promptly give the Executive notice of the Auditor's determination.

All reasonable determinations made by the Auditor under this Subsection shall be binding on the Employing Company and the Executive and shall be made within thirty (30) days after the Executive's Termination of Employment.
10.    Termination of Employment by the Company for Cause, Unacceptable Performance, Disability, or Death.
(a) The Company may cause a Termination of Employment for Unacceptable Performance or Disability at any time before a Change in Control. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act (s) or failure(s) constituting Unacceptable Performance or the circumstances constituting Disability. If the Board's notice identifies an act or failure constituting Unacceptable Performance that is subject to correction under the definition of Unacceptable Performance and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive's Employment shall terminate on such date.
(b) The Company may cause a Termination of the Executive's Employment for Cause or Disability at any time concurrent with or after a Change in Control. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act (s) or failure(s) constituting Cause or the circumstances constituting Disability. If the Board's notice identifies an act or failure constituting Cause, it shall be accompanied by a resolution duly adopted by not less than three-quarters (3/4) of the entire membership of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his/her counsel, to be heard by the Board), finding, in the reasonable opinion of the Board, that one or more of the events of Cause listed above has occurred and specifying the details thereof. If the act or failure constituting Cause is subject to correction under the definition of Cause and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive's Employment shall terminate on such date.
(c) If the Executive dies before his/her Termination of Employment, his/her employment shall terminate automatically on the date of his/her death.
(d) In the case of a Termination of Employment pursuant to this Section 10, the Executive shall not be entitled to benefits or payments pursuant to Section 7 or 8.
11.    Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a notice of termination specifying the event of Good Reason and notifying the Company of his/her intention to terminate his/her employment upon the Employing Company's failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive's notice of termination. If the Employing Company fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive's employment shall terminate as of the end of such period, and the Executive shall be entitled to benefits as provided in Section 6 and Section 7 or 8, as applicable.
12.    Withholding and Taxes. The Employing Company may withhold from any payment made hereunder (i) any taxes that the Employing Company reasonably determine are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Employing Company is authorized to withhold. Except for employment taxes that are the obligation of the Employing Company, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him/her under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.
13.    Use and Disclosure of Confidential Information.
(a) The Executive acknowledges and agrees that (i) by virtue of his/her employment, he/she will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his/her duties of employment and that, as a result of his/her employment with the Employing Company, he/she has a duty of fidelity, loyalty, and trust to the Employing Company in safeguarding Confidential Information. The Executive further agrees that he/she will use his/her best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he/she will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his/her own benefit or for the benefit of another, except as required in the ordinary course of his/her employment by the Employing Company. The Executive shall follow all Employing Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive's employment with the Employing Company.
(c) From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his/her obligations with respect to such Confidential Information.
(d) Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Executive against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) In a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).
14.    Ownership of Documents and Return of Materials At Termination of Employment or Upon Demand of Employer.
(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his/her employment shall be deemed to be property of the Employer. The Executive shall use Company Documents and information contained therein only in the course of his/her employment for the Employing Company and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his/her employment and in furtherance of the Company's Business.
(b) Upon Termination of Employment (with or without request), or at any time upon demand, the Executive shall immediately deliver to the Employing Company all Company Documents and all other Employer property in the Executive's possession or under his/her custody or control. Executive will also certify to the Employer that (s)he has not retained or transferred any Company Documents, data or information outside of the Employing Company and has deleted any and all Confidential Information from any personal electronic device, cloud storage or email under his/her possession, custody or control.
15.    Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and during the Standard Restricted Period or the Restricted Period, whichever is applicable, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Employer or competitive with the Company's Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Employer or otherwise competitive with the Company's Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Employer to terminate, reduce, limit, or change its business or relationship with the Employer, or (iv) induce, request, or attempt to influence any employee of the Employer to terminate his/her employment with the Employer.
16.    Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his/her position with the Employing Company, he/she has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Employer. Accordingly, during the Term of this Agreement and during the Standard Restricted Period or the Restricted Period, whichever is applicable, the Executive shall not, directly or indirectly:
(a) as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company's Business, in the same or similar capacity as the Executive worked for the Employing Company, or in such capacity as would cause the actual or threatened use of the Employer's trade secrets and/or Confidential Information; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him/her while in the Employing Company's employ, and the level and depth of trade secrets and Confidential Information entrusted to him/her, any immediately subsequent (i.e. within two (2) years) employment with a competitor to the Company's Business would result in the inevitable use or disclosure of the Employer's trade secrets and Confidential Information and, therefore, the restrictions are reasonable and necessary to protect against such inevitable disclosure; or
(b) offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within one (1) year preceding such offer or provision of employment has been, an employee of the Employer.
The restrictions on the activities of the Executive contained in this Section shall be limited to the following geographical areas:
(a) within a fifteen (15) mile radius of each banking center location operated by the Employer on the Executive's Termination Date;
(b) within each county in which a banking center location is operated by the Employer on the Executive's Termination Date;
(c) within a fifty (50) mile radius of Company's corporate headquarters address in Evansville, Indiana; and/or
(d) within each city, town, and county in which the Employer began expansion or acquisition planning or efforts during the Executive's employment with the Employing Company, and about which Executive gained knowledge of Confidential Information or bore responsibility for expanding the Company's Business.
17.    Remedies. The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the Restrictive Covenants. Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company's Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company. The existence of any claim or cause of action that the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.
18.    Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants described in Sections 15 and 16 shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified in Sections 15 and 16 following the Termination Date. The Company and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 15 and 16 are reasonable in view of the nature of the Company's Business and the Executive's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 15 and 16 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.
19.    Release. For and in consideration of the foregoing covenants and promises made by the Company, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release the Employer and all other persons named in the Release from any and all causes of action that the Executive has or may have against the Employer or any such person before the effective date of the Release, other than a breach of this Agreement. The Release shall be substantially in the form attached hereto as Exhibit 1. The Company shall provide the Release to the Executive as soon as practicable upon his/her Termination of Employment. THE EXECUTIVE'S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON HIS SIGNING THE RELEASE AND THE STATUTORY REVOCATION PERIOD EXPIRING WITHIN SIXTY (60) DAYS AFTER RECEIVING IT.
20.    Reimbursement of Certain Costs.
(a) If, during the life of the Executive and for a five (5) year period following his/her death, the Company brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive's breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and disbursements) in connection with such action.
(b) If, during the life of the Executive and for a five (5) year period following his/her death, a dispute arises regarding the Executive's rights hereunder, and the Executive obtains a final judgment in his/her favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Company.
(c) Any reimbursement by the Company pursuant to this Section shall be subject to compliance with applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).
(d) Notwithstanding anything to the contrary in the foregoing, any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made in compliance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and any reimbursements shall be made no later than the end of the Executive's taxable year following the Executive's taxable year in which the expense was incurred. In addition, the amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year under this Agreement and any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
21.    No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company and its agents, other than statements contained in this Agreement.
22.    Miscellaneous Provisions.
(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the prior consent of the Executive to a successor to the Company’s rights and obligations hereunder as a result of any Change in Control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or Employer, and Executive shall continue to be bound by the terms and conditions of this Agreement including the Restrictive Covenants. In connection with any such assignment by Company, following such assignment, references to “Company” in this Agreement, shall mean the successor to all or substantially all of the securities, business and/or assets of Company or any of its affiliates to whom this Agreement is assigned.
(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Chairman of the Board of Directors and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by the Chairman of the Board of Directors and the Executive.
(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e) Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.
(f) Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 13-23 and corresponding definitions in Appendix A shall survive termination of this Agreement and any Termination of Employment hereunder.
(g) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to the Company: Old National Bancorp, One Main Street Evansville, Indiana 47708 ATTN: Chief Legal Counsel
or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.
(h) No Counterparts. This Agreement may not be executed in counterparts.
(i) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof. The parties hereto irrevocably consent to the jurisdiction and venue of the state courts for the State of Indiana located in Evansville, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division, located in Vanderburgh County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. The Company, in its sole discretion, may, however, bring an action against the Executive in any court where jurisdiction over the Executive may be obtained. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.
(j) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Employer and the Executive with respect to the Executive's employment or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change in control agreements between the parties have been terminated and are of no further force or effect.

(k) Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:
(1)    The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(2)    Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.
(3)    It is the intention and purpose of the Company, Employing Company, Employer and the Executive that this Agreement shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of the Company, Employing Company and Employer with respect to the Agreement, the Company, Employing Company, and Employer specifically retain the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as they deem necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company, Employing Company or Employer to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company, Employing Company and Employer shall have no responsibility for tax or legal consequences to the Executive (or his beneficiary) resulting from the terms or operation of this Agreement. Also, in accordance with Code Section 409A, if the Executive is entitled to a distribution within a period following an event as permitted by Code Section 409A, the Executive will have no right to designate the taxable year of payment. Each installment payment specified in and paid pursuant to this Agreement shall be, and is hereby designated, a separate payment for purposes of Code Section 409A.
(4)    Except as provided in the preceding provisions of this Subsection, this Agreement shall be construed in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles.
23.    Review and Consultation. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as it or he/she has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS,

ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL.

EXECUTIVE

Date:

OLD NATIONAL BANCORP

Date: _____________________________

APPENDIX A

DEFINED TERMS
For purposes of this Agreement, the following terms shall have the meanings specified below:
“Bank” means Old National Bank, the Company's principal subsidiary, and any successor to all or substantially all of its business.
“Board” or “Board of Directors” means the Company's Board of Directors or the committee of the Board authorized to act of the Board's behalf.
“Cause” means any of the following:
(1) the Executive's act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation;
(2) the Executive's willful and material failure to perform the duties of his/her employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive's physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board of Directors specifying such failure in detail;
(3) the Executive's willful and material violation of the Employing Company's code of ethics or written discrimination or harassment policies;
(4) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Executive's employment be terminated;
(5) the Executive's arrest or indictment for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or
(6) the Executive's intentional breach of a material term, condition, or covenant of this Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board of Directors specifying such breach in detail.
For purposes of this definition, no act or failure to act shall be considered “willful,” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his/her act or failure to act was not opposed to the Employer's best interests.
“Change in Control” means the first occurrence of any of the following events:

(1)any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of the Company or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of Company’s outstanding securities; or

(2) individuals who constitute the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the Corporate Governance and Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (2), considered as though such person were a member of the Incumbent Board; or

(3) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (A) the Company’s outstanding securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division; or

(4) the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or

(5) the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, if any payment or benefit pursuant to this Agreement is “nonqualified deferred compensation” under Code Section 409A, and the payment or benefit is triggered by a Change in Control, the events described above shall not constitute a Change in Control with respect to such nonqualified deferred compensation unless they constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described under Code Section 409A; or in the case of the liquidation or dissolution of the Company, the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) are complied with.

“Change in Control Date” means the date on which a Change in Control occurs.
“COBRA” refers to the group health plan continuation requirements in Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
“Company” means Old National Bancorp and any successor to all or substantially all of its business.
“Company's Business” means, collectively, the products and services provided by the Employer, including the following:
(1) community banking, including lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, and other general banking services;
(2) investment and brokerage services, including a full array of investment options and investment advice;
(3) treasury segment, including investment management, wholesale funding, interest rate risk, liquidity and leverage management, capital markets products (including interest rate derivatives, foreign exchange, and industrial revenue bond financing);
(4) wealth management, including fiduciary and trust services, fee-based asset management, and mutual fund management; and
(5) insurance agency services, including full-service insurance brokerage services, such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration, and personal insurance.
“Compensation” means, as of the Termination Date, the Executive's annual Base Salary then in effect, plus the targeted cash incentive that the Executive would have been eligible to receive in the year in which the Termination Date occurs (regardless of whether the cash incentive plan is then in effect). For purposes of the preceding sentence, any reduction in the Executive's annual Base Salary or targeted cash incentive that is an event of Good Reason shall be disregarded.
“Confidential Information” means the following:

(1) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company's Business that are not generally known or available to the Company's business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or
(2) trade secrets of the Employer (as defined in Indiana Code §24-2-3-2, as amended, or any successor statute).
Confidential Information includes, but is not limited to: (i) information about the Employer's employees; (ii) information about the Employer's compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer's vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer's acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.
“Customer” means a person or entity who is a customer of the Employer at the time of the Executive's Termination of Employment or with whom the Executive had direct contact on behalf of the Employing Company at any time during the period of the Executive's employment with the Employing Company.
“Disability” means that the Executive is disabled within the meaning of the long-term disability policy of the Employing Company, as in effect on the earlier of the Termination Date or the Change in Control Date. Termination of the Executive's employment on account of Disability shall not affect his/her eligibility for benefits under any disability policy or program of the Employer.
“Employer” means the Company and any other employer that is treated as a single employer with the Company pursuant to Code Section 414(b), (c), or (m).
“Employing Company” means the Company or the Bank.
“Excess Parachute Payment” has the meaning given to such term in Code Section 280G(b)(1).
“Good Reason” means, for purposes of Sections 7, 8 and 11 any of the following without the express written consent of the Executive:
(1) a material reduction in the Executive's duties, responsibilities, or authority with the Employing Company;

(2) a reduction in the Executive's Base Salary or failure to include the Executive with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Employing Company from time to time;
(3) a reduction in the Executive’s total compensation opportunity
(4) a change in the primary location at which the Executive is required perform the duties of his/her employment to a location that is more than fifty (50) miles from the location at which his/her office is located on the effective date of this Agreement; or
(5) the Company's material breach of this Agreement.

“Parachute Payment” has the meaning give to such term in Code Section 280G(b)(2).
“Parachute Payment Limit” means three (3) times the “base amount”, as defined by Code Section 280G(b)(3).
“Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Employer's sales or marketing activities during the one year period preceding the Executive's Termination of Employment.
“Release” means the release referred to in Section 19.
“Restricted Period” shall apply when the Executive’s employment terminates pursuant to Section 7 and shall mean the twelve (12) months immediately following the Termination Date; except that if a court or arbitrator finds that a twelve (12) month Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Restricted Period shall be nine (9) months immediately following the Termination Date; except that if a court or arbitrator finds that a nine (9) month Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Restricted Period shall be six (6) months immediately following the Termination Date.
“Restrictive Covenants” means the restrictions contained in Sections 13, 14, 15, and 16.
“Standard Restricted Period” shall apply when the Executive’s employment terminates for any reason other than pursuant to Section 7 and shall mean the twenty-four (24) months immediately following the Termination Date, except that if a court or arbitrator finds that a twenty-four (24) month Standard Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Standard Restricted Period shall be eighteen (18) months immediately following the Termination Date; except that if a court or arbitrator finds that an eighteen (18) month Standard Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Standard Restricted Period shall be twelve (12) months immediately following the Termination Date; except that if a court or arbitrator finds that a twelve (12) month Standard Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Standard Restricted Period shall be nine (9) months immediately following the Termination Date; except that if a court or arbitrator finds that a nine (9) month Standard Restricted Period is not reasonably necessary to protect legitimate business interests of the Company, the Standard Restricted Period shall be six (6) months immediately following the Termination Date.
“Term” means, unless the Agreement is terminated earlier, the Initial Term and any Renewal Term as determined pursuant to Section 2.
“Termination Date” means the date of the Executive's Termination of Employment.
“Termination of Employment,” and capitalized forms and derivations thereof, means the Executive's termination of employment with the Employer and all of the Employing Company pursuant to which the Executive ceases to be an employee and which termination also constitutes a “separation from service” within the meaning of Code Section 409A.
“Unacceptable Performance” means any of the following:
(1) the Executive's act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation;
(2) the Executive's material failure to perform the duties of his/her employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive's physical or mental inability to perform such duties) and the failure to correct such failure within a reasonable period after receiving written notice from the Board of Directors describing such failure in detail;
(3) the Executive's violation of any code of ethics or business conduct or written discrimination or harassment policies of the Employing Company that continues after the Board has provided notice to the Executive that the continuation of such conduct will result in termination of the Executive's employment;
(4) the Executive's failure to comply with the Company's rules, procedures, guidelines, or the Company's Employee Handbook, as may be amended from time-to-time;
(5) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Executive be removed from his/her position or the institution by such an agency of a formal enforcement proceeding against the Company or the Executive specifically naming the Executive as a person with substantial involvement in the acts (or omissions) that are the subject of such proceeding, and seeking that the Executive cease and desist from such acts (or omissions) in connection with his/her duties or seeking civil money penalties as a result of his/her past acts (or omissions);
(6) the Executive's arrest or indictment for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(7) the Executive's breach of a material term, condition, or covenant of this Agreement and the failure to correct such breach promptly following receipt of written notice from the Board of Directors describing such breach in detail.

EXHIBIT I
RELEASE OF ALL CLAIMS
This release of all claims (the “Release”) is entered into in favor of Old National Bancorp (including all subsidiaries and affiliates) (“Company”) by [NAME] (“Executive”) pursuant to the Employment Agreement between the Company and Executive, effective as of [DATE] (the “Employment Agreement”). This is the Release referenced in Section 19 of the Employment Agreement.
In exchange for and as a condition of receiving the payments and benefits set forth in Section 7 or 8 of the Employment Agreement, the parties agree as follows:
1.    The Executive releases, waives and discharges the Company and its agents (as defined below) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims, whether known or unknown, arising out of the Executive's employment relationship with the Company, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Company's breach of Section 6 of the Employment Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law); the Workers Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Occupational Health & Safety Act; the Indiana Civil Rights Act; the Indiana Wage Payment and Wage Claims Acts; the Minnesota Human Rights Act; any Federal or State wage and hour laws and all other similar Federal or State statutes; any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge; and claims for damages of any kind and nature including compensatory, general, special or punitive; and/or claims for attorney’s fees and/or costs.
Executive hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this paragraph 1, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Executive is not waiving any claim for workers’ compensation, although Executive acknowledges (s)he has not sustained a work-related injury or illness. Nothing in this Release prohibits Executive from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to

Executive’s employment or separation of employment. Executive does forever waive his/her right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and its agents relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.
2.    The Executive further acknowledges that the Company has advised the Executive to consult with an attorney of the Executive's own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.
3.    The Executive agrees that the Executive is signing this Release of his/her own free will and is not signing under duress.
4.    In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.
5.    In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. In the event the Executive was working in Minnesota, the Executive has been advised and understands that the Executive may revoke this Release within fifteen (15) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED OR SENT VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO:

Old National Bancorp
Attn: Chief Legal Counsel
One Main Street
Evansville, IN 47708
NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) (OR FIFTEENTH (15th) IF IN MINNESOTA) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.
6.    The “Company and its agents,” as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.
7.    The Executive agrees to refrain from making any disparaging remarks concerning the Company or its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company's directors and/or officers and not to unauthorized communications by the Company's employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release. Nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from making disclosures required by the SEC.
8.    This Release shall have no effect on the provisions of the Employment Agreement which, expressly or by implication including, but not limited to, Sections 13-23, shall survive termination of employment.
PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.